Exhibit 11
                             THERMOQUEST CORPORATION

                        Computation of Earnings per Share


                                                   Three Months Ended
                                             ------------------------------
                                             September 27,    September 28,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                $ 9,911,000      $ 6,728,000

     Add: Convertible debt interest, net
          of tax                                   667,000          710,000
                                               -----------      -----------
     Income applicable to common stock
       assuming full dilution (a)              $10,578,000      $ 7,438,000
                                               -----------      -----------
   Shares:
     Weighted average shares outstanding        50,579,558       48,450,000

     Add: Shares issuable from assumed
          conversion of convertible debt         5,479,021        5,833,333

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            427,749          152,569
                                               -----------      -----------
     Weighted average shares outstanding,
       as adjusted (b)                          56,486,328       54,435,902
                                               -----------      -----------
   Fully Diluted Earnings per Share (a)/(b)    $       .19      $       .14
                                               ===========      ===========
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                                                                   Exhibit 11
                             THERMOQUEST CORPORATION

                        Computation of Earnings per Share


                                                    Nine Months Ended
                                             ------------------------------
                                             September 27,    September 28,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                $29,427,000      $19,257,000

     Add: Convertible debt interest, net
          of tax                                 2,086,000        2,130,000
                                               -----------      -----------
     Income applicable to common stock
       assuming full dilution (a)              $31,513,000      $21,387,000
                                               -----------      -----------
   Shares:
     Weighted average shares outstanding        49,795,322       47,418,681

     Add: Shares issuable from assumed
          conversion of convertible debt         5,715,229        5,833,333

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            427,749          257,787
                                               -----------      -----------
     Weighted average shares outstanding,
       as adjusted (b)                          55,938,300       53,509,801
                                               -----------      -----------
   Fully Diluted Earnings per Share (a)/(b)    $       .56      $       .40
                                               ===========      ===========